Exhibit 99.1

Callon Petroleum Company Announces Closing Of Deepwater Habanero Interest Sale

NATCHEZ, MS, (DECEMBER 31, 2012) - Callon Petroleum Company (NYSE:CPE) ("Callon" or the "Company") announced today its subsidiary, Callon Petroleum Operating Company, closed on the sale of its 11.25% working interest in the Habanero field (Garden Banks Block 341). The Company sold its interest in Habanero to Shell Offshore Inc., a subsidiary of Royal Dutch Shell plc (NYSE:RDS.B), for an estimated net cash consideration of USD $39.5 million after customary purchase price adjustments. Callon used the proceeds from the sale to reduce outstanding borrowings on its revolving credit facility, providing additional liquidity to fund the Company's 2013 capital program. The administrative agent of Callon's revolving credit facility has notified the Company that the revised borrowing base under the facility will be $65 million following the Habanero sale. The borrowing base will be redetermined as scheduled in the first quarter of 2013 based upon the evaluation of year-end proved reserves.

Fred Callon, Chairman and Chief Executive Officer, commented, "The sale of our Habanero interest enables us to pay down a significant portion of our revolving bank debt and strengthen our balance sheet as we focus our efforts on the Permian Basin. This additional financial flexibility will position the Company to pursue horizontal program development of our Southern Midland assets while continuing to evaluate our Northern Midland position for future development operations."

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Texas, Louisiana and the offshore waters of the Gulf of Mexico.

This news release is posted on the Company's website at www.callon.com and will be archived there for subsequent review. It can be accessed from the "News Releases" link on the top of the homepage.

This news release contains projections forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding drilling plans, as well as statements including the words "believe," "expect," "plans" and words of similar meaning. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC's website at www.sec.gov.

For further information contact
Rodger W. Smith, 1-800-451-1294